Exhibit 4.5

FIRST AMENDMENT TO SECURITY AGREEMENT

This First Amendment dated as of February 17, 2003 by and between the debtors signatory hereto (each individually, a “Debtor” and collectively, the “Debtors”) and Comerica Bank, a Michigan banking corporation, as Agent for and on behalf of the Banks (as defined below) (“Agent”).

R E C I T A L S:

A.                                   Pursuant to that certain Quanex Corporation Revolving Credit Agreement dated as of November 26, 2002 (as amended or otherwise modified from time to time, the “Credit Agreement”) by and among Quanex Corporation, a Delaware corporation (“Company”), the Banks signatory thereto and Comerica Bank, as Agent for the Banks (in such capacity, “Agent”), Debtors executed and delivered (by Joinder Agreement or otherwise) to the Banks that certain Security Agreement dated as of November 26, 2002 (as amended or otherwise modified from time to time, the “Security Agreement”).

B.                                     Agent and Debtors desire to amend the Security Agreement, as set forth below.

NOW THERFORE, the parties agree as follows:

1.                                       The proviso at the end of Section 2.1, beginning with the words “provided, however, that” shall be deleted in its entirety and replaced with the following:

“provided, however, that ‘Collateral’ shall not include (i) rights under or with respect to any General Intangible, license, permit or authorization to the extent any such General Intangible, license, permit or authorization, by its terms or by law, prohibits the assignment of, or the granting of a security interest in, the rights of a grantor thereunder or which would be invalid or unenforceable upon any such assignment or grant; and (ii) equipment, property, or other assets of any Debtor, to the extent (but only to the extent and so long as) such assets are subject to a negative pledge under the documents relating to the issuance of the industrial bonds listed below and transactions contemplated thereby:

(i)                                  City of Huntington, Indiana Economic Development Refunding Revenue Bonds, Series 1996 (Quanex Corporation Project), issued by the City of Huntington, Indiana on February 1, 1996.

(ii)                              Scott County, Iowa Variable Rate Demand Industrial Waste Recycling Revenue Bonds (Nichols Aluminum Project) Series 1999, issued by Scott County, Iowa on June 1, 1999.

(iii)                          Industrial Development Revenue Refunding Bonds, Series 1998 (Temroc Metals, Inc. Project), issued by the City of Medina, Minnesota on September 1, 1998.

The pledge and grant of a security interest in Proceeds shall not be deemed to give the applicable Debtor any right to dispose of any of the Collateral, except as may otherwise be permitted herein or in the Credit Agreement.”

2.                                       Each of the Debtors hereby represent and warrant that, as the date of this First Amendment, no Default or Event of Default shall have occurred and be continuing.

3.                                       Except as expressly modified hereby, all the terms and conditions of the Security  Agreement shall remain in full force and effect. Except as expressly set forth herein, nothing set forth in this Amendment shall constitute a waiver or release of any term or condition of the Security Agreement or any of Agent’s rights and remedies provided thereunder or as otherwise provided by law.  Furthermore, this Amendment shall not affect in any manner whatsoever any rights or remedies of the Banks with respect to any other non-compliance by the Debtors or any one of them with the Credit Agreement or the other Loan Documents whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising.

4.                                       The parties acknowledge and agree that, upon execution by the parties, this Amendment shall be deemed to be effective as of November 26, 2002.

IN WITNESS WHEREOF, the undersigned Debtors have executed and delivered this First Amendment as of February 17, 2003.

QUANEX CORPORATION

By:

Its:

NICHOLS ALUMINUM ALABAMA, INC.

By:

Its:

NICHOLS ALUMINUM-GOLDEN, INC.

By:

Its:

IMPERIAL PRODUCTS, INC.

By:

Its:

TEMROC METALS, INC.

By:

Its:

COLONIAL CRAFT, INC.

By:

Its:

QUANEX BAR, INC.

By:

Its:

COMERICA BANK, as Agent

By:

Its: